UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


( X )  Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.  See Instructions 1(b).
1. Name and Address of Reporting Person

MCKEE, CLARENCE V.
2701 NORTH ROCKY POINT DRIVE
SUITE 630
TAMPA, FL  33607
U.S.A.


2. Issuer Name and Ticker or Trading Symbol

CHECKERS DRIVE-IN RESTAURANTS, INC. (CHKR)


3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Statement for Month/Year

MAY 2002


5. If Amendment, Date of Original (Month/Year)



6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

( X )  Director     (    )  10% Owner    (    )  Officer  (Give Title Below)
(    )  Other (Specify Below)

7. Individual or Joint/Group Filing (Check Applicable)

(X )  Form filed by One Reporting Person
(    )  Form filed by More than One Reporting Person


SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			CHECKERS DRIVE-IN RESTAURANTS, INC.
		CENTRAL INDEX KEY:					0000879554
		STANDARD INDUSTRIAL CLASSIFICATION:		RETAIL-EATING PLACES [5812]
		IRS NUMBER:						581654960
		STATE OF INCORPORATION:				DE
		FISCAL YEAR END:					1231
		SEC FILE NUMBER:					000-19649

	BUSINESS/MAILING ADDRESS:
		STREET 1:							4300 WEST CYPRESS STREET, SUITE 600
		CITY:								TAMPA
		STATE:							FL
		ZIP:								33607
		BUSINESS PHONE:						8132837000




Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Non-Derivative Security
Transaction Date
Transaction Code

Security Amount
Securities Acquired/ Disposed (A/D)

Securities Price
Amount Beneficially Owned at End of the Month
Ownership Direct or Indirect


Nature of Indirect Beneficial Ownership
Common Stock
05/24/02
M
1,667
A
$2.03

D

Common Stock
05/24/02
M
15,000
A
$1.9375

D

Common Stock
05/24/02
S
7,700
D
$12.34

D

Common Stock
05/24/02
S
1,000
D
$12.40

D

Common Stock
05/24/02
S
1,000
D
$12.251

D

Common Stock
05/24/02
S
5,267
D
$11.95

D

Common Stock
05/24/02
S
700
D
$12.00

D

Common Stock
05/24/02
S
1,000
D
$12.111

D







2,183





Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
Title of Derivative Security
Conversion or Exercise Price
Transaction Date
Transaction Code
Securities Acquired/
Disposed
Date Exercisable
Expiration Date
Title
Number of Shares
Price of Security
Number Beneficially Owned End of Month
Ownership Direct or Indirect
Nature of Indirect Beneficial Ownership
Common Stock (Right to Buy)
$2.03
05/24/02
M
D
01/04/00
01/04/10
C
1,667

0
D

Common Stock (Right to Buy)
$1.9375
05/24/02
M
D
04/10/00
04/10/12
C
15,000

0
D

















Explanation of Responses:




	______________________________________________		______________
Signature of Reporting Person					Date